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                                                                    Exhibit 3.21

                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                 AMERICAN MEDICAL RESPONSE DELAWARE VALLEY, LLC

          This Limited Liability Company Operating Agreement dated as of February _, 2005 (this "Agreement") of American Medical Response Delaware Valley, LLC (the "Company") is made and entered into by American Medical Response Mid-Atlantic, Inc., as the 100% member of the Company (the "Member").

          The Member, by the filing of the certificate of formation with the Delaware Secretary of States, has formed a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, 6 Del.C.
Section 18-101 et seq. (as amended from time to time, the "Act"), and hereby agrees as follows:

                                    ARTICLE I

                                  Introduction

          Section 1.1. Formation of Limited Liability Company. The name of the limited liability company is American Medical Response Delaware Valley, LLC. The Member is, hereby authorized to execute, deliver and file any amendments and/or restatements of its certificate of formation (the "Certificate"), and any other certificates and any amendments and/or restatements thereof as are necessary or appropriate for the Company to qualify to do business in a jurisdiction in which the Company may conduct business. The Company's business shall be conducted under such name until such time as the Member shall hereafter designate otherwise and file amendments to the Certificate in accordance with applicable law.

          This Agreement is subject to, and governed by, the Act and the Certificate. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Act or the provisions of the Certificate, such provisions of the Act or the Certificate, as the case may be, will be controlling.

          Section 1.2. Term. The Company was formed upon the filing of its Certificate and shall continue until it is dissolved and its affairs wound up in accordance with the Act.

          Section 1.3. Defined Terms. The terms used in this Agreement with their initial letters capitalized shall, unless the context otherwise requires or unless otherwise expressly provided herein, have the respective meanings specified in this Section 1.3.

          "Affiliate" means, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person.

          "Capital Contribution" means the total value of cash and agreed gross fair market value of property contributed and agreed to be contributed to the Company by the Member, as

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shown on Exhibit A, as the same may be amended from time to time. Additional
Capital Contributions may be made by the Member.

          "Code" means the Internal Revenue Code of 1986, as amended. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.

          "Control" (including the terms "Controlling" and "Controlled by") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

          "Distribution" means any distribution of cash or other property made by the Company to the Member. None of (i) the repayment of any loan made by the Member to the Company, (ii) any payment of fees to the Member, or (iii) any reimbursement of disbursements shall be considered a Distribution hereunder.

          "Initial Capital Contribution" means the initial contribution by the Member to the capital of the Company pursuant to this Agreement, as reflected on Exhibit A hereto.

          "Membership Interest" in the Company means the entire ownership interest of the Member in the Company at any particular time, including the Member's interest in the capital, profits and losses of the Company and the right of the Member to any and all benefits to which the Member may be entitled as provided in this Agreement and under the Act (including the right to receive distributions hereunder), together with the obligations of the Member to comply with all of the terms and provisions of this Agreement and under the Act.

          "Person" means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          Section 1.4. Company Purposes. The purposes of the Company are to engage in any activity permitted to limited liability companies under the laws of the State of Delaware.

                                   ARTICLE II

                           Member, Membership Interest

          Section 2.1. Name, Address and Initial Capital Contribution; Principal Office.

          (a) The Member, its Initial Capital Contribution to the Company, its taxpayer identification number and its address are set forth on Exhibit A.

          (b) The principal office of the Company shall be located at the address set forth on Exhibit A for the Member, or as the Member may otherwise determine.

          (c) The registered agent for the service of process and the registered office in the State of Delaware shall be that Person and location reflected in the Certificate. The Member


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may, from time to time, change the registered agent or office through appropriate filing with the Secretary of State of the State of Delaware. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be.

          Section 2.2. Additional Capital Contributions. In order to obtain additional funds or for other business purposes, the Member may decide to make additional Capital Contributions to the Company. Any such additional Capital Contributions shall be in such amounts as determined by the Member and may be in cash or any type of property. The Member shall not be required to make any Capital Contributions to the Company other than the Initial Capital Contribution.

          Section 2.3. Member Loans. Loans by the Member to the Company shall not be considered additional contributions to the capital of the Company unless otherwise agreed by the Member.

          Section 2.4. Membership Interest. Distributions with respect to the Membership Interest shall be made in accordance with Article V.

          Section 2.5. Certificate for Membership Interest. The Membership Interest of the Member may be represented by a certificate or may be uncertificated. The exact contents of any such certificate shall be determined by the Member.

          Section 2.6. Capital and Capital Account.

          (a) No interest shall be paid on any Capital Contribution.

          (b) A capital account (the "Capital Account") shall be established and maintained on behalf of the Member.

          (c) The Member shall not receive out of Company property any part of its Capital Contributions until all liabilities of the Company, except liabilities to the Member on account of its Capital Contributions, have been paid or there remains property of the Company sufficient to pay them.

          Section 2.7. Limitation on Liability. The Member shall not be liable under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company, except as provided by law or as specifically provided otherwise herein. The Member shall not be required to loan any funds to the Company. The Member shall not be required to make any contribution to the Company by reason of any negative balance in the Member's Capital Account, nor shall any negative balance in the Member's Capital Account create any liability on the part of the Member to any third party.

          Section 2.8. Bankruptcy or Dissolution of a Member. The occurrence of any of the events specified in Section 18-304(a)(1) through (6) or 18-304(b) of the Act shall not result in the Member ceasing to be a member of the Company.


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                                   ARTICLE III

                       Management and Control of Business

          Section 3.1. Management of the Company. The overall management and control of the business and affairs of the Company shall be vested in the Member, who shall be responsible for the management of the Company's business.

          Section 3.2. Authority and Responsibility of the Member. All decisions respecting any matter set forth in this Agreement or otherwise affecting or arising out of the conduct of the business of the Company shall be made by the Member, and the Member shall have the exclusive right and full authority to manage, conduct and operate the Company's business.

          Section 3.3. Duties of Parties.

          (a) The Member shall devote such time to the business and affairs of the Company as is necessary to carry out the Member's duties set forth in this Agreement.

          (b) Nothing in this Agreement shall be deemed to restrict in any way the rights of the Member, or any Affiliate of the Member, to conduct any other business or activity whatsoever, and neither the Member nor any Affiliate of the Member shall be accountable to the Company with respect to such other business or activity even if such other business or activity competes with the Company's business.

          (c) The Member understands and acknowledges that the conduct of the Company's business may involve business dealings and undertakings with the Member and its Affiliates. In any of those cases, those dealings and undertakings shall be at arm's length and on commercially reasonable terms, as determined in the business judgment of the Member.

          Section 3.4. Liability and Indemnification.

          (a) The Member shall not be liable, responsible or accountable, in damages or otherwise, to the Company for any act performed by the Member with respect to Company matters, except for fraud, gross negligence or an intentional breach of this Agreement.

          (b) The Company shall indemnify the Member for any act performed by the Member with respect to Company matters, except for fraud, gross negligence or an intentional breach of this Agreement by the Member.

                                   ARTICLE IV

                             Accounting and Records

          Section 4.1. Records and Accounting. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, at the expense of the Company in accordance with the accounting methods elected to be followed by the Company for federal income tax purposes. The books and records of the Company shall reflect


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all Company transactions and shall be appropriate and adequate for the Company's business. The fiscal year of the Company for financial reporting and for federal income tax purposes shall end on August 31 of each year until changed by the Member.

          Section 4.2. Access to Accounting Records. All books and records of the Company shall be maintained at any office of the Company or at the Company's principal place of business, and the Member and the Member's duly authorized representative shall have access to them at such office of the Company and the right to inspect and copy them at reasonable times.

          Section 4.3. Income Tax Status and Elections. The Company shall be treated as a sole proprietorship of the Member for federal and other income tax purposes consistent with Treasury Regulation Sections 301.7701-2(c)(2)(i) and 301.7701-3(b)(ii) and shall not make any elections for federal income tax purposes inconsistent therewith.

          Section 4.4. Other Records. The Company shall maintain records at the principal office of the Company or such other place as the Member may determine which shall include the following:

          (a) the Capital Account of the Member and the Membership Interest of the Member;

          (b) a current list of the full name and last known business or mailing address of the Member;

          (c) a copy of the Certificate of the Company and all amendments thereto; and

          (d) copies of the Company's currently effective written operating agreement, copies of any writings permitted or required with respect to the Member's obligation to contribute cash, property or services to the Company, and copies of any financial statements of the Company for the three most recent fiscal years.

                                    ARTICLE V

                    Allocations; Distributions and Interests

          Section 5.1. Distributions. Subject to Section 18-607 of the Act, distributions of cash and other assets shall be made to the Member from time to time as determined by the Member.

          Section 5.2. Allocation of Profit or Loss. Profits and losses, and each item of Company income, gain, loss, deduction and tax preference with respect thereto, for each fiscal year (or shorter period in respect of which such items are to be allocated) shall be allocated to the Member, consistent with the characterization of the Company as a sole proprietorship of the Member pursuant to Section 4.3.

          Section 5.3. Distributions and Allocations upon Liquidation. Upon liquidation of the Company (or the Member's Membership Interest), liquidating distributions will be made


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pursuant to Section 5.1 and in accordance with the positive Capital Account balance of the Member as of the date of liquidation, as determined after taking into account all Capital Account adjustments for the Company's taxable year during which the liquidation occurs.

                                   ARTICLE VI

                              Changes in Membership

          Section 6.1. Change in Membership. The Member shall have the right or power, directly or indirectly, to sell, assign, transfer, give, hypothecate, pledge, encumber or otherwise dispose of all or any portion of its interest as a Member in the Company to any Person (a "Transferee"). Any Transferee may be admitted as a Member with the consent of, and upon such terms (including the capital contribution to be made and the Membership Interest to be received) as may be determined by the Member. Upon the admission of a Transferee as a Member, Exhibit A annexed hereto shall be amended to reflect each Member's revised Membership Interest. No Transferee shall become a Member until the Transferee has become a party to, and adopted all of the terms and conditions of, this Agreement.

                                   ARTICLE VII

                                   Dissolution

          Section 7.1. Events of Dissolution. The Company shall be dissolved in accordance with the Act.

          Section 7.2. Effect of Dissolution. Upon dissolution, the Company shall not be terminated and shall continue until a winding up of the affairs of the Company is completed and a certificate of dissolution has been issued by the Secretary of State of Delaware.

          Section 7.3. Procedure for Dissolution. If the Company is dissolved, the Member shall wind up the Company's affairs. On winding up of the Company, the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

          Section 7.4. Filing of Certificate of Cancellation. If the Company is dissolved, upon completion of the winding up of the Company, the Member shall promptly file a Certificate of Cancellation with the office of the Delaware Secretary of State.

                                  ARTICLE VIII

                                  Miscellaneous

          Section 8.1. Complete Agreement. This Agreement and the Certificate constitute the complete and exclusive statement of the Member, and replace and supersede all prior agreements and all prior written and oral statements by the Member with respect to the subject matter hereof. No representation, statement, condition or warranty not contained in this Agreement or the Certificate will be binding on the Member or have any force or effect whatsoever with respect to the subject matter hereof.


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          Section 8.2. Governing Law. This Agreement and the rights of the parties hereunder will be governed by, interpreted and enforced in accordance with the laws of the State of Delaware.

          Section 8.3. Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Member and its successors and assigns.

          Section 8.4. Terms. Common nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm or corporation may in the context require.

          Section 8.5. Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

          Section 8.6. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

          Section 8.7. Additional Documents and Acts. The Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and the transactions contemplated hereby.

          Section 8.8. No Third Party Beneficiary. This Agreement is made solely and specifically for the benefit of the Member and its successors and assigns, and no other Person will have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

          Section 8.9. Notices. Any notice to be given or to be served upon the Company or the Member in connection with this Agreement must be in writing and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to the Member at the address specified in Section 2.1(a) hereof and to the Company at the address specified in Section 2.1(b). The Member or the Company may, at any time, designate any other address in substitution of the foregoing address to which such notice will be given, such notice to be effective upon a Person upon its receipt.

          Section 8.10. Amendments. All amendments to this Agreement must be in writing and signed by the Member.


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                            [Signature Page Follows]


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          IN WITNESS WHEREOF, American Medical Response Mid-Atlantic, Inc. has
executed this Agreement to be effective as of the date and year first above written.

Dated as of February __, 2005.

                                        AMERICAN MEDICAL RESPONSE MID-ATLANTIC,
                                        INC.


                                        By: /s/ Randy Owen
                                            ------------------------------------
                                        Name: Randy Owen
                                        Title:
                                               ---------------------------------

                       [Signature Page to LLC Agreement of
                 American Medical Response Delaware Valley, LLC]


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                                    EXHIBIT A

Member                                         Initial Capital Contribution
------                                         ----------------------------
American Medical Response Mid-Atlantic, Inc.   $100.00
6200 S. Syracuse Way
Suite 200
Greenwood Village, CO 80111


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